Exhibit 5.1

[Goodwin Letterhead]

September 3, 2024

Agilent Technologies, Inc.

5301 Stevens Creek Boulevard

Santa Clara, CA 95051

Re:	Debt Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of debt securities (“Debt Securities”) of Agilent Technologies, Inc., a Delaware corporation (the “Company”). The Debt Securities may be issued in an unspecified principal amount. The Registration Statement provides that the Debt Securities may be offered in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below are limited to the Delaware General Corporation Law and the law of New York.

For purposes of the opinion set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that each of the Debt Securities and the indentures and other agreements governing Debt Securities offered pursuant to the Registration Statement will be governed by the internal law of New York.

For purposes of the opinion set forth below, we refer to the following as the “Future Authorization and Issuance” of Debt Securities:

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(a) the authorization by the Company of the amount, terms and issuance of such Debt Securities (the “Authorization”) and (b) the issuance of such Debt Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization; and

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(a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Debt Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Debt Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Debt Securities in accordance with the applicable indenture or supplemental indenture and applicable law.

Agilent Technologies, Inc.

September 3, 2024

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

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